Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-03240 and Form S-8 No. 333-29491 both amended on March 11,
1998) pertaining to the FAC Realty Trust, Inc. Amended and Restated 1993 Employee Stock Incentive Plan, the FAC Realty Trust, Inc. 1995 Outside Directors' Stock Award Plan, the FAC Realty Trust, Inc. 1996 Restricted Stock Plan and the FAC Realty Trust, Inc. 1997 Qualified Employee Stock Purchase Plan of our report dated March 7, 1997, with respect to the Combined Statement of Revenue and Certain Expenses of North Hills for the year ended December 31, 1996 included in the Current Report (Form 8-K/A) of FAC Realty, Inc. dated May 22, 1997, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Raleigh, North Carolina
April 13, 1998